UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 30, 2013
GRANITE CONSTRUCTION INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12911 (Commission File Number)	77-0239383 (IRS Employer Identification No.)

585 West Beach Street
Watsonville, California 95076
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (831) 724-1011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction

In accordance with information provided in its 2013 third quarter Form 10-Q and earnings release, Granite Construction Incorporated (“Granite”) is disposing of certain non-core assets pursuant to its 2010 Enterprise Improvement Plan.  In analyzing its expected results of operations for the fourth quarter of 2013, which will be negatively affected by impairment charges associated with the disposition decisions, Granite determined that it was necessary to obtain temporary waivers under its revolving credit facility and its senior notes due 2019.

Item 1.01 Entry into a Material Definitive Agreement

On December 24, 2013, Granite obtained temporary waivers from the lenders under its revolving credit facility and holders of its senior notes due 2019 pursuant to which such lenders and holders waived any testing of, or compliance by Granite with, the consolidated tangible net worth and consolidated leverage ratio covenants contained in the related credit agreement and note purchase agreement. These temporary waivers are for the period beginning October 1, 2013 through and including March 3, 2014 (the “Waiver Period”), subject to, among other things, revised consolidated tangible net worth or consolidated leverage ratio covenants as described in the temporary waivers. Granite intends to negotiate the terms of the debt instruments before the expiration of the Waiver Period. Upon expiration of the Waiver Period, the temporary waivers shall cease to be of any force or effect. The foregoing description of the waivers is qualified in its entirety by reference to the full text of documents in which they are set forth, which are filed as Exhibits 10.1 and 10.2, respectively, to this report and incorporated herein by reference.

Item 2.06 Material Impairments

On December 18, 2013, the Board of Directors of the Company authorized the Company to dispose by sale or otherwise certain assets. On December 30, 2013, management approved the plan to sell or otherwise dispose of the majority of assets remaining in its Real Estate segment as well as certain assets in its Construction Materials segment. As previously discussed in the Company’s 2013 third quarter Form 10-Q and earnings release, these actions were taken pursuant to the Company’s 2010 Enterprise Improvement Plan and resulted in restructuring charges between $39.0 million and $58.0 million in the fourth quarter of 2013, including amounts attributable to noncontrolling interests between $2.0 million and $4.0 million. These restructuring charges consist of the non-cash impairment of certain assets and accrual of lease termination costs. The carrying value of the impaired assets were adjusted to their expected fair values which was estimated by a variety of factors including, but not limited to, comparative market data, historical sales prices, broker quotes and third party valuations.

The asset impairments associated with the Company’s Real Estate segment resulted in charges between $26.0 million and $33.0 million, including amounts attributable to noncontrolling interests between $2.0 million and $4.0 million. The impaired assets consist primarily of residential and retail development projects which had a carrying value of approximately $45.0 million prior to the impairment.

The asset impairments associated with the Company’s Construction Materials segment resulted in charges between $12.0 million and $22.0 million. The impaired assets consist primarily of non-performing quarry sites which had an aggregate carrying value of approximately $23.0 million prior to the impairment. Separate from the quarry sites, but in connection with the impairment of these assets were lease termination charges between $1.0 million and $3.0 million.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

10.1 Waiver to Amended and Restated Credit Agreement, dated as of December 24, 2013, among Granite Construction Incorporated, Granite Construction Company, GILC Incorporated, as borrowers, certain subsidiaries of Granite Construction Incorporated that are guarantors, the lenders party thereto and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer.

10.2 Temporary Waiver and Agreement, dated as of December 24, 2013, among Granite Construction Incorporated, certain of its subsidiaries that are guarantors and the holders of it senior notes due 2019 party thereto.

Disclosure Regarding Restructuring Charges

The restructuring charges presented within this Form 8-K contain estimates that reflect the best judgment of management. Estimates related to these restructuring charges have been evaluated based on available information; however, actual results could differ from the estimates. There can be no assurance that Granite will not be required to revise these estimates.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE CONSTRUCTION INCORPORATED

By:	/s/ Laurel J. Krzeminski
Laurel J. Krzeminski
Senior Vice President and Chief Financial Officer
Date: December 30, 2013